Exhibit (d)(2)

TENDER AND VOTING AGREEMENT

THIS TENDER AND VOTING AGREEMENT (this “Agreement”) dated June 16, 2010, is entered into between United States Surgical Corporation, a Delaware corporation (“Parent”), Covidien DE Corp., a Delaware corporation and direct or indirect wholly owned subsidiary of Parent (“Sub”) and the undersigned shareholder of the Company (“Shareholder”), with respect to (a) the shares of common stock, par value $0.01 per share (the “Shares”), of Somanetics Corporation, a Michigan corporation (the “Company”), (b) all securities exchangeable, exercisable or convertible into Shares and (c) any securities issued or exchanged with respect to such Shares upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or upon any other change in the Company’s capital structure, in each case whether now owned or hereafter acquired by the Shareholder (collectively, the “Securities”).

W I T N E S S E T H:

WHEREAS, Parent, Sub and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, other than to lower the price to be paid in the Offer or Merger, the “Merger Agreement”) pursuant to which Sub has agreed to make a cash tender offer as described therein and thereafter merge with and into the Company (the “Merger”) with the result that the Company becomes a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, Shareholder is the record or beneficial owner and has the power to dispose of the Securities set forth on Schedule I hereto and has the power to vote the Shares set forth thereon, except as otherwise set forth on Schedule I;

WHEREAS, Parent and Sub desire to enter into this Agreement in connection with their efforts to consummate the acquisition of the Company; and

WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Covenants.

1.1 Lock-Up. Subject to Section 1.5, except as contemplated by the Merger Agreement, Shareholder hereby covenants and agrees that between the date hereof and the Termination Date (as defined below), Shareholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Securities, or agree to do any of the foregoing, or (b) take any action which would have the effect of preventing or disabling Shareholder from performing its obligations under this Agreement. Notwithstanding the foregoing, in connection with any transfer not involving or relating to any Acquisition Proposal, Shareholder may transfer any or all of the Securities as follows: (i) in the case of a Shareholder that is an entity, to any subsidiary, partner or member of Shareholder, and (ii) in the case of an individual Shareholder, to Shareholder’s spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, (A) each person to which any of such Securities or any interest in any of such Securities is or may be transferred (1) shall have executed and delivered to Parent and Sub a counterpart to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement, and (2) shall have agreed in writing with Parent and Sub to hold such Securities or interest in such Securities subject to all of the terms and provisions of this Agreement, and (B) this Agreement shall be the legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms.

1.2 No Solicitation. Between the date hereof and the Termination Date, the Shareholder shall not, directly or indirectly, take any action that the Company is prohibited from taking pursuant to Section 5.2 of the Merger Agreement.

1.3 Certain Events. This Agreement and the obligations hereunder will attach to the Securities and will be binding upon any person to which legal or beneficial ownership of any or all of the Securities passes, whether by operation of Law or otherwise, including without limitation, Shareholder’s successors or assigns. This Agreement and the obligations hereunder will also attach to any additional Shares or other Securities of the Company issued to or acquired by Shareholder.

1.4 Grant of Proxy; Voting Agreement.

(a) Shareholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities and hereby irrevocably appoints Parent as proxy for Shareholder to vote the Securities for Shareholder and in Shareholder’s name, place and stead, at any annual, special or other meeting or action of the shareholders of the Company, as applicable, or at any adjournment thereof or pursuant to any consent of the shareholders of the Company, in lieu of a meeting or otherwise, whether before or after the Acceptance Time, for the adoption of the Merger Agreement and the approval of Merger. Parent hereby acknowledges that the proxy granted hereby shall not be effective for any other purpose. The parties acknowledge and agree that neither Parent, nor Parent’s successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever to Shareholder in connection with or as a result of any voting by Parent of the Securities subject to the irrevocable proxy hereby granted to Parent at any annual, special or other meeting or action or the execution of any consent of the shareholders of the Company for the purpose set forth herein.

(b) Notwithstanding the foregoing grant to Parent of the irrevocable proxy, if Parent elects not to exercise its rights to vote the Securities pursuant to the irrevocable proxy, Shareholder agrees to vote the Securities during the term of this Agreement in favor of or give its consent to, as applicable, a proposal to adopt and approve the Merger Agreement and thereby approve the Merger at any annual, special or other meeting or action of the shareholders of the Company, in lieu of a meeting or otherwise.

(c) This irrevocable proxy shall not be terminated by any act of Shareholder or by operation of law, whether by the death or incapacity of Shareholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which Shareholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If between the execution hereof and the Termination Date, Shareholder should die or become incapacitated, or if any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates representing the Securities shall be delivered by or on behalf of Shareholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

1.5 Tender of Securities. Shareholder agrees, in exchange for the consideration described in the Merger Agreement, to (a) tender any Shares owned of record by Shareholder or for which Shareholder has sole dispositive power prior to the Commencement Date to Sub in the Offer not later than five (5) business days following the Commencement Date, and (b) tender any Shares acquired by Shareholder after the Commencement Date to Sub in the Offer not later than the earlier of (i) five (5) business days following the acquisition of such Shares or (ii) the Acceptance Date, and Shareholder shall not withdraw any Shares so tendered under clauses (a) and (b) above unless the Offer is terminated or this Agreement shall have been terminated in accordance with its terms; provided, however, that Shareholder shall not be required, for purposes of this Agreement, to exercise any unexercised Company Options held by such Shareholder or tender any Shares granted to such Shareholder under an employee benefit plan of the Company which are unvested and subject to any risk of forfeiture, and Shareholder shall not have any obligation under this Section 1.5 to tender such Shareholder’s Shares into the Offer if that tender could cause such Shareholder to incur liability under Section 16(b) of the Exchange Act.

1.6 Option.

(a) On the terms and subject to the conditions set forth herein, Shareholder hereby grants to Parent an irrevocable option (the “Option”) to purchase all of the right, title and interest of Shareholder in and to Shareholder’s Securities with a price per share equal to the Offer Price; provided however that the Option shall not include Securities issued pursuant to the Plans, which are not transferrable. Parent may exercise the Option in whole, but not in part, if, but only if, (i) Sub has acquired Shares pursuant to the Offer and (ii) Shareholder has failed to tender into the Offer any Shares or shall have withdrawn the tender of any Shares into the Offer in breach of this Agreement. Parent may exercise the Option at any time within the sixty (60) days following the date when such Option first becomes exercisable.

(b) In the event that Parent is entitled to and wishes to exercise the Option, Parent shall send a written notice to Shareholder specifying the place and the date for the closing of such purchase, which date shall be not more than sixty (60) days after the date of such notice; provided that in the event that prior notification to, or approval of, any Governmental Entity is required in connection with the exercise of the Option or there shall be in effect any preliminary or final injunction or other order issued by any Governmental Entity prohibiting the exercise of the Option, the period of time during which the date of the closing may be fixed shall be extended until the tenth (10th) day following the last date on which all required approvals shall have been obtained, all required waiting periods shall have expired or been terminated and any such prohibition shall have been vacated, terminated or waived.

(c) At the closing of the purchase of Shareholder’s Securities pursuant to exercise of the Option, simultaneously with the payment by Parent of the purchase price for Shareholder’s Securities, such Shareholder shall deliver, or cause to be delivered, to the Sub certificates representing such Securities duly endorsed to Parent or accompanied by stock powers or other transfer documents duly executed by the Company in blank, together with any necessary stock transfer stamps properly affixed, free and clear of all Liens (as defined below).

(d) Parent, Sub or the Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 1.6 to a holder of Securities such amounts as are required to be withheld under the Code or the Treasury Regulations thereunder or any other Tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Securities in respect of which such deduction and withholding was made. To the extent any amounts are required to be deducted and withheld under the Tax Law of a jurisdiction outside the United States, and such deduction would not have been required were Parent incorporated or organized in the United States or a subdivision thereof, additional amounts shall be paid as necessary to ensure that the Shareholder receives the same amount that would otherwise have been received as if no such deduction and withholding had been made.

1.7 Public Announcement. Shareholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent, except as may be required by Law, including any filings with the SEC pursuant to the Exchange Act. This Section 1.7 shall terminate and be null and void upon the earlier of (a) the Termination Date and (b) consummation of the Merger.

1.8 Disclosure. Shareholder hereby authorizes Parent and Sub to publish and disclose in any announcement or disclosure required by the SEC, The NASDAQ Stock Market or the New York Stock Exchange or any other national securities exchange and in the Offer Documents and, if necessary, the Proxy Statement (including all documents and schedules filed with the SEC in connection with either of the foregoing), Shareholder’s identity and ownership of the Securities and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement. Parent and Sub hereby authorize Shareholder to make such disclosure or filings as may be required by the SEC, the New York Stock Exchange, the NASDAQ Stock Market or any other national securities exchange.

2. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent and Sub, as of the date hereof and as of the date Sub purchases Shares pursuant to the Offer, that:

2.1 Ownership. As of the date hereof, Shareholder holds of record or beneficially the Securities set forth on Schedule I, in each case, except as set forth on Schedule I, free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever, other than those arising under the securities laws or under the Company’s governance documents (collectively, “Liens”). At the time Sub purchases Shares pursuant to the Offer, Shareholder will transfer and convey to Sub or its designee good and marketable title to the Shares included in the Securities, free and clear of all Liens created by or arising through Shareholder.

2.2 Authorization. Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power and sole power of disposition, with respect to the Securities with no restrictions on its voting rights or rights of disposition pertaining thereto, except as set forth in the Securities or pursuant to applicable community property laws. Shareholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity. If the Shareholder is married and the Securities constitute community property, this Agreement has been duly authorized, executed and delivered by the Shareholder’s spouse, and this Agreement is a legal, valid and binding agreement of the Shareholder’s spouse, enforceable against the Shareholder’s spouse in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

2.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require Shareholder to file or register with, or obtain any permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity other than filings with the SEC pursuant to the Exchange Act, or (b) violate, or cause a breach of or default under, or conflict with any contract, agreement or understanding, any Law binding upon Shareholder, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have an adverse effect on Shareholder's ability to satisfy its obligations under this Agreement. As of the date hereof, no proceedings are pending which, if adversely determined, will have an adverse effect on Shareholder’s ability to vote or dispose of any of the Securities.

2.4 Shareholder Has Adequate Information. Shareholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon either Sub or Parent and based on such information as Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Shareholder acknowledges that neither Sub nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Shareholder acknowledges that the agreements contained herein with respect to the Securities held by Shareholder are irrevocable (prior to the Termination Date), and that Shareholder shall have no recourse to the Securities, Parent or Sub, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

2.5 No Setoff. Shareholder has no liability or obligation related to or in connection with the Securities other than the obligations to Parent and Sub as set forth in this Agreement.

2.6 No Amounts Payable to Shareholder. Except as disclosed in the Merger Agreement, there are no amounts due or payable by the Company or any Company Subsidiary to Shareholder or any of its affiliates or associates in connection with the transactions contemplated by the Merger Agreement or this Agreement or otherwise (other than any payments required under the Merger Agreement solely in exchange for equity securities of the Company or payments, if any, to be made pursuant to Plans disclosed in the Company Disclosure Schedule).

3. Representations and Warranties of Parent and Sub. Parent and Sub hereby represent and warrant to Shareholder, as of the date hereof that:

3.1 Authorization. Parent and Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Parent and Sub have duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

3.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or cause a breach of or default under, any contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Parent or Sub, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on either Parent’s or Sub’s ability to satisfy its obligations under this Agreement.

4. Survival of Representations and Warranties. The respective representations and warranties of Shareholder, Parent and Sub contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto.

5. Specific Performance. Shareholder acknowledges that Sub and Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Sub and Parent upon the breach by Shareholder of such covenants and agreements, Sub and Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

6. Miscellaneous.

6.1 Term. This Agreement and all obligations hereunder shall terminate upon the earlier of (a) the Effective Time, (b) the Outside Date, (c) the date of any modification, waiver or amendment to the Merger Agreement in a manner that reduces the Offer Price and (d) the termination of the Merger Agreement pursuant to Section 8.1 thereof (the earliest of (a), (b), (c) and (d), the “Termination Date”). Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 6.1 shall relieve any party from liability for any willful breach of this Agreement prior to termination hereof, and (ii) the provisions of this Article 6 shall survive any termination of this Agreement.

6.2 Capacity as a Shareholder; Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) the Shareholder makes no agreement or understanding herein in any capacity other than in the Shareholder’s capacity as a record holder and beneficial owner of Securities, and not in such Shareholder’s capacity as a director, officer or employee of the Company or any of Company Subsidiaries or in such Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust, and (b) nothing herein will be construed to limit or affect any action or inaction by the Shareholder serving on the Company Board of Directors or on the board of directors of any Company Subsidiary or as an officer or fiduciary of the Company, any Company Subsidiary or any employee benefit plan or trust, acting in such person’s capacity as a director, officer, trustee and/or fiduciary.

6.3 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

6.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

6.5 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

6.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7 Assignment. Without limitation to Section 1.1, this Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that each of Parent and Sub may freely assign its rights to another direct or indirect wholly owned subsidiary of Parent or Sub without such prior written approval but no such assignment shall relieve Parent or Sub of any of its obligations hereunder. Any purported assignment requiring consent without such consent shall be void.

6.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

6.9 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)	if to Parent or Sub, to:

c/o Covidien

15 Hampshire Street

Mansfield, MA 02048

Attn: Vice President-Chief Mergers and Acquisition Counsel

Telephone: (508) 261-8000

Facsimile: (508) 261-8544

Email: matthew.nicolella@covidien.com

with a copy to:

Goodwin Procter LLP

53 State Street

Boston, Massachusetts 02109

Attn: Joseph L. Johnson III

Telephone: (617) 570-1633

Facsimile: (617) 523-1231

Email: jjohnson@goodwinprocter.com

(b)	If to Shareholder, to the addresses indicated on Schedule I hereto.

Any party may by notice given in accordance with this Section 6.9 to the other parties to designate updated information for notices hereunder.

6.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to its principles of conflicts of Laws.

6.11 Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will, subject to Section 1.9(d), negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, absent agreement among the parties, a court is authorized to so modify this Agreement. Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states of the United States, and each other country, and political subdivision thereof, in which any of the Company or its successors now transacts any business.

6.12 Further Assurances. From time to time, at Parent’s request and without further consideration, Shareholder shall execute and deliver to Parent such documents and take such action as Parent may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Parent good, valid and marketable title to the Securities, including, but not limited to, using its best efforts to cause the appropriate transfer agent or registrar to transfer of record the Securities.

6.13 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.14 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.15 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board of Directors has adopted and approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s certificate of incorporation, the possible acquisition of the Shares by Parent and Sub pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto and (c) this Agreement is executed by all parties hereto.

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IN WITNESS WHEREOF, Parent, Sub and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

UNITED STATES SURGICAL CORPORATION

By:	/s/ Matthew Nicolella
Name: Matthew Nicolella
Title: Vice President and Assistant Secretary

COVIDIEN DE CORP.

By:	/s/ Matthew Nicolella
Name: Matthew Nicolella
Title: Vice President and Assistant Secretary

SHAREHOLDER:

/s/ Bruce J. Barrett
Name: Bruce J. Barrett

[Signature Page to Tender and Voting Agreement]

SCHEDULE I TO

THE TENDER AND VOTING AGREEMENT

1.	Securities held by Shareholder:

Shares	Options to Purchase Shares	Shares under Company Restricted Shares
124,691 (including 17,000 owned jointly with his wife)	553,919 (of which 517,919 are exercisable and an additional 7,200 will vest on 6.29.10)	62,800

Transfer of Company Options and Company Restricted Shares are restricted pursuant to the terms of the Plans and the related option and restricted share agreements.

2.	Address to which notices or other communications are to be sent in accordance with Section 6.9 of this Agreement:

Shareholder:	Bruce J. Barrett
c/o Somanetics Corporation
2600 Troy Center Drive
Troy, MI 48084
Facsimile: (866) 741-0504
Email: bbarrett@somanetics.com